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                          [VINSON & ELKINS LETTERHEAD]

                                                                     EXHIBIT 5.1

(713) 758-2222                                                   (713) 758-2346
                                  April 2, 1997

Lomak Petroleum, Inc.
500 Throckmorton Street
Fort Worth, Texas  76102

Ladies and Gentleman:

     We have acted as counsel to Lomak Petroleum, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-3, Registration Statement No. 333-23955 (the "Registration Statement"), relating to the proposed offer and sale by certain securityholders of the Company of up to an aggregate of 4,287,249 shares of the Company's common stock par value $.01 per share (the "Shares"), and $55,000,000 aggregate principal amount of 6% Convertible Subordinated Debentures due 2007 (the "Debentures"). Of the shares of Common Stock registered by the Registration Statement, (a) 1,410,106 shares are already outstanding (the "Outstanding Shares"), (b) 2,857,143 shares are issuable upon conversion of the Debentures (the "Debenture Shares") and (c) 20,000 shares are issuable upon exercise of currently outstanding warrants (the "Warrant Shares"). In our capacity as counsel of the Company, we are passing on certain legal matters in connection with the registration of the sale of the Shares and the Debentures. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

     In connection with rendering this opinion, we have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. In addition, we have relied as to factual matters on certificate of certain public officials and officers of the Company.

     Based upon the foregoing examination and review, we are of the opinion that:

         (i) The Outstanding Shares are duly and validly authorized and legally issued, fully paid and nonassessable;

         (ii) The Debenture Shares will, upon conversion of the Debentures in accordance with the terms thereof, be duly and validly authorized and legally issued, fully paid and nonassessable;

         (iii) The Warrant Shares will, upon exercise of the applicable warrants in accordance with the terms thereof, be duly and validly authorized and legally issued, fully paid and nonassessable;


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Lomak Petroleum, Inc.
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April 2, 1997

         (iv) The Debentures have been duly authorized for issuance, and constitute legally issued and binding obligations of the Company enforceable in accordance with their terms and entitled to the benefits of the Indenture, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

     The foregoing opinion is limited to the laws of the United States of America and to the General Corporation Law of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            VINSON & ELKINS L.L.P.